Dated February 21, 2006
Filed Pursuant to Rule 433
No. 333-123085

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	February 21, 2006, 9:00 AM Eastern Standard Time
Settlement Date (Original Issue Date):	February 24, 2006
Maturity Date:	March 20, 2013
Principal Amount:	US$220,000,000
Price to Public (Issue Price):	100%
Agents Commission:	0.350%
All-in Price:	99.650%
Net Proceeds to Issuer:	US$219,230,000
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus .125%
Index Maturity:	One Month
Index Payment Period:	Monthly
Interest Payment Dates:	Monthly on the 20th day of each month commencing April 20 and ending on the Maturity Date
Initial Interest Rate:

To be determined two London Business days prior to the Original Issue Date based on the linear interpolation between LIBOR with the Index Maturity of one month and LIBOR with the Index Maturity of two months based on 55 days from and including February 24, 2006 to but excluding April 20, 2006, plus .125%

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Dated February 21, 2006
Filed Pursuant to Rule 433
No. 333-123085

Interest Reset Periods and Dates:	Monthly on each Interest Payment Date
Interest Determination Dates:	Monthly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Dates (if any):	Not applicable
Call Notice Period:	Not applicable
Put Dates (if any):	Not applicable
Put Notice Period:	Not applicable
CUSIP:	36962GV50
ISIN:	Not applicable
Common Code:	Not applicable
Other:	Not applicable

Plan of Distribution:

The Notes are being purchased by CIBC World Markets, Inc. (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes for sale at the Issue Price referenced above.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Dated February 21, 2006
Filed Pursuant to Rule 433
No. 333-123085

Additional Information:

General

At September 30, 2005, the Company had outstanding indebtedness totaling $344.022 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2005, excluding subordinated notes payable after one year, was equal to $341.143 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months Ended
2000	2001	2002	2003	2004	September 30, 2005
	(Restated)	(Restated)	(Restated)	(Restated)
1.52	1.73	1.66	1.86	1.89	1.82

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the underwriter collect at 1-212-856-3603 or Investor Communications of the issuer at 1-203-357-3950.